UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 10, 2012

SITEL Worldwide Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-172952 (Commission file number)	16-1556476 (IRS employer identification number)
3102 West End Avenue Two American Center, Suite 1000 Nashville, Tennessee 37203 (Address of principal executive offices)		37203 (Zip Code)

(615) 301-7100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreements.
On April 10, 2012, SITEL, LLC (“SITEL, LLC”) and SITEL Finance Corp. (together with SITEL, LLC, the “Issuers”), wholly owned subsidiaries of SITEL Worldwide Corporation (the “Company”), priced the previously announced offering of $200 million in aggregate principal amount of 11% Senior Secured Notes due 2017 (the “Notes”). The Notes will be sold at a price equal to 96% of their face value.

In connection with the pricing of the Notes, the Company, the Issuers, the guarantors named therein and the initial purchasers named therein (the “Initial Purchasers”) entered into a purchase agreement dated April 10, 2012 (the “Purchase Agreement”). Pursuant to the Purchase Agreement, the Initial Purchasers have agreed to purchase the Notes from the Issuers. The Purchase Agreement contains customary representations and warranties and agreements. In addition, the Issuers have agreed to indemnify the Initial Purchasers against certain liabilities in connection with the offering. The sale of the Notes is expected to close on April 20, 2012, subject to certain closing conditions.

The Notes are not being registered and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This current report on Form 8-K is neither an offer to sell nor the solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SITEL Worldwide Corporation (Registrant)
By: _/s/ David Beckman Name: David Beckman Title: Global Chief Legal Officer and Secretary

Date:	April 11, 2012